UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	August 20, 2007

Encysive Pharmaceuticals Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-20117	13-3532643
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

4848 Loop Central Drive, Suite 700, Houston, Texas		77081
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	713-796-8822

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On August 20, 2007, Encysive Pharmaceuticals Inc. (the "Company") entered into a Securities Purchase Agreement (the "Purchase Agreement") with certain institutional accredited investors and qualified institutional buyers relating to the offering and sale (the "Offering") of 7,692,305 units at a price of $1.95 per unit, with each unit consisting of one share of the Company’s common stock and a warrant to purchase one share of the Company’s common stock (each a "Warrant" and collectively, the "Warrants"). The Offering is expected to close on or before August 24, 2007 (the "Closing Date") and, without giving effect to the potential exercise of the Warrants, is expected to result in gross proceeds of approximately $15 million and net proceeds of approximately $14 million, after placement agent fees and other expenses of the Offering. The Purchase Agreement includes customary representations, warranties and covenants made by the Company and the investors, including the agreement by the Company not to issue any shares of the Company’s common stock or any securities convertible into or exchangeable or exercisable for the Company’s common stock for a period of 75 days after the Closing Date, subject to extension. The Company also agreed not to engage in any financing involving a Variable Rate Transaction (as defined in the Agreement) for a period of one year from the Closing Date. In addition, the Company agreed to indemnify the placement agent and the investors against liabilities under the Securities Act of 1933, as amended (the "Securities Act").

The Warrants will expire five years from the date of issuance, will be exercisable on or after the six-month anniversary of the date of issuance and have an exercise price of $1.95 per share, subject to adjustment. The exercisability of the Warrants may be limited in certain circumstances if, upon exercise, the holder would hold more than 4.99% of the total Company common stock issued and outstanding; provided, however, the holder may increase such limitation to 9.99% upon prior written notice to us. The number of shares deliverable and/or the exercise price of the Warrants are subject to adjustment to reflect stock splits and dividends, subsequent rights offerings, distributions on the Company’s common stock, and similar corporate actions. The holders of the Warrants are entitled to 20 days notice before the record date for certain distributions to holders of the Company’s common stock. In the event of certain "fundamental transactions," such as a merger, consolidation, sale of substantially all of the Company’s assets, tender offer or exchange offer with respect to the Company’s common stock or reclassification of the Company’s common stock, the holders of the Warrants will be entitled to receive thereafter in lieu of the Company’s common stock, the consideration (if different from common stock), that the holders of the Company’s common stock received due to such "fundamental transaction." In addition, in the event of certain kinds of fundamental transactions, the holders of the Warrants will be entitled to receive an amount of cash equal to the value of the Warrants as determined in accordance with a formula specified in the Warrants.

No fractional shares of common stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, the Company will either pay the holder an amount in cash equal to the fractional amount multiplied by the market value of a share of the Company’s common stock or round up to the next whole share.

A Warrant may be transferred by a holder without the Company’s consent, upon surrender of the Warrant to the Company, properly endorsed (by the holder executing an assignment in the form attached to the Warrant) and upon payment of any necessary tax or other governmental charge imposed upon such transfer, subject to the limitation that Warrants may only be transferred to an entity that meets the investor suitability requirements in the Purchase Agreement.

The Warrants will not be listed on any securities exchange or automated quotation system, and the Company does not intend to arrange for any exchange or quotation system to list or quote the Warrants.

The Offering was made pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-116193). The Company will, pursuant to Rule 424(b) under the Securities Act, file with the Securities and Exchange Commission a prospectus supplement and accompanying base prospectus relating to the Offering. The foregoing description of the Purchase Agreement and Warrants is qualified in its entirety by reference to the Purchase Agreement and form of Warrant, copies of which are attached hereto as Exhibit 10.1 and Exhibit 4.1, respectively, and incorporated by reference herein.

Rodman & Renshaw, LLC served as the Company’s placement agent in the Offering and will receive a cash placement fee equal to 6.5% of the aggregate purchase price paid by the investors in the Offering. In addition, the Company agreed to reimburse up to $25,000 of the placement agent’s travel and other out-of-pocket expenses, including legal fees of counsel.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

4.1 Form of Common Stock Warrant

10.1 Securities Purchase Agreement, dated August 20, 2007

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Encysive Pharmaceuticals Inc.

August 22, 2007	By:	/s/ Paul S. Manierre

Name: Paul S. Manierre
Title: Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

4.1	Form of Common Stock Warrant
10.1	Securities Purchase Agreement, dated August 20, 2007